Exhibit 99.1

NEWS RELEASE For more information, contact:

Paul D. Borja Executive Vice President / CFO (248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR NOTICE REGARDING ADDITIONAL MATLINPATTERSON INVESTMENT
TROY, Mich. (February 13, 2009) — As announced on January 30, 2009, Flagstar Bancorp, Inc. (NYSE:FBC) (“Flagstar”) and MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, entered into a closing agreement pursuant to which MatlinPatterson will purchase $100 million in equity capital from Flagstar, in addition to the $250 million in equity capital purchased by MatlinPatterson on January 30, 2009.
Pursuant to the closing agreement, Flagstar will sell 50,000 shares of convertible participating voting preferred stock to MatlinPatterson for an aggregate purchase price of $50 million. The convertible participating voting preferred stock has a liquidation preference of $1,000 per share and is mandatorily convertible, subject to anti-dilution provisions, into 62,500,000 shares of our common stock, assuming a conversion price of $0.80 per share of common stock. In addition, Flagstar will sell trust preferred securities to MatlinPatterson with an aggregate liquidation preference of $50 million. The trust preferred securities will be convertible into shares of our common stock at the option of the holder on April 1, 2010 at a conversion price equal to 90% of the volume-weighted average price per share of our common stock during the period from February 1, 2009 to April 1, 2010, subject to a per share minimum of $0.80 and a maximum of $2.00. If MatlinPatterson does not convert the trust preferred securities at that time, it will remain outstanding perpetually unless redeemed by Flagstar at any time after January 30, 2011.
The transactions contemplated by the closing agreement would normally require approval of shareholders according to the Shareholder Approval Policy of the New York Stock Exchange (“NYSE”). As disclosed on December 31, 2008, Flagstar had previously relied upon the use of this exception in connection with the original $250 million equity investment, which has been extended to apply to the additional $100 million closing agreement investment.

Additional Information
In connection with the proposed MatlinPatterson investment, a proxy statement relating to certain of the matters discussed in this news release is expected to be filed with the SEC. When filed, copies of the proxy statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov). FLAGSTAR’S SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders are encouraged to read the proxy statement when filed, and Flagstar notes that the shareholder meeting on the matters discussed in the proxy statement will occur after the closing of the MatlinPatterson investment and the issuance of the voting preferred stock which provides MatlinPatterson the ability to control the vote at any shareholder meeting. Flagstar, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Flagstar’s shareholders in connection with certain of the matters discussed in this news release. Information regarding such persons and their interests in Flagstar is contained in Flagstar’s proxy statements and annual reports on Form 10-K filed with the SEC. Shareholders and investors may obtain additional information regarding the interests of Flagstar and its directors and executive officers in the matters discussed in this news release, which may be different than those of Flagstar’s shareholders generally, by reading the proxy statement and other relevant documents regarding the matters discussed in this news release, which are expected to be filed with the SEC.
The information contained in this release is not intended as a solicitation to buy Flagstar’s stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond Flagstar’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements. The potential investment by MatlinPatterson is subject to several conditions. Accordingly, there can be no assurance that the transaction will be consummated.
About Flagstar Bancorp, Inc.
Flagstar Bancorp, with $14.2 billion in total assets at December 31, 2008, is the largest publicly held savings bank headquartered in the Midwest. At December 31, 2008, Flagstar operated 175 banking centers in Michigan, Indiana and Georgia and 104 home loan centers in 21 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.